Exhibit 99.1

ProPetro Appoints David Schorlemer as Chief Financial Officer

MIDLAND, TX, October 26, 2020 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced the appointment of David Schorlemer as Chief Financial Officer (“CFO”), as well as the planned departure of Darin Holderness, the Company’s former CFO. Mr. Schorlemer assumed all duties of CFO effective October 23, 2020.

Mr. Schorlemer joins ProPetro with broad experience in oilfield services, most recently as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Basic Energy Services, Inc., a Fort Worth, Texas-based oilfield services company. David brings more than 25 years of experience in senior level positions with public and private companies spanning such areas as finance, technology, business process integration, strategic and organizational planning, M&A and capital markets transactions. In his role as Chief Financial Officer, he will be responsible for overseeing and managing ProPetro's finance, technology and accounting responsibilities. David holds an MBA from Texas A&M University and a bachelor’s degree in finance from The University of Texas.

“I’d like to formally welcome David to the ProPetro team. We look forward to his future contributions as our CFO,” Phillip Gobe, Chief Executive Officer said. “With David’s talent and experience in our sector and in public company governance, we will have a key player at a critical role going forward to help us remain competitive in a dynamic environment.”

“I would also like to thank Darin for offering his expertise and hard work as he helped the Company navigate through some trying times,” added Gobe. “Darin’s efforts throughout his tenure have laid a strong foundation for our finance and accounting operations moving forward and we will always be grateful for those contributions.”

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012

Chief Strategy and Administrative Officer

sam.sledge@propetroservices.com